Company Contact:                        Investor Relations Contact:
Mr. Jason Shapiro                       CCG Investor Relations
Chief Financial Officer                 Mr. Crocker Coulson, President
Pinnacle Resources                      Phone: +1 (646) 213-1915
Phone : +1 (917) 969-4845	         Email: crocker.coulson@ccgir.com
Email: jasons@ironeaglegroup.com


FOR IMMEDIATE RELEASE

Pinnacle Resources Announces Acquisition of Iron Eagle Group

Englewood, Colorado, January 15, 2010 -- Pinnacle Resources, Inc. (OTC Pink Sheets: PNRR.PK) ("Pinnacle"), today announced it has entered into an agreement to acquire Iron Eagle Group ("Iron Eagle"), a company founded by a coalition of senior managers to provide construction and contracting services.

Iron Eagle believes that through utilizing the public capital markets, it will have access to capital to support increased needs for construction
surety bonds.   In addition, Iron Eagle's management team believes it can
achieve significant growth levels through highly focused targeting of federal, state, and municipal construction projects.

The closing of the acquisition is subject to Iron Eagle demonstrating not less than $1.8 million in earnings before interest, taxes, depreciation, and amortization ("EBITDA") over the next nine months.

Glen Gamble, Chairman and President of Pinnacle Resources, commented, "Iron Eagle Group has developed a highly focused strategic plan. We believe they have the capabilities and vision to create significant value for the shareholders of Pinnacle Resources. Furthermore, we are confident in Iron Eagle's ability to reach the EBITDA requirement necessary for the closing of this transaction."

Jason Shapiro, Co-Founder and CEO of Iron Eagle Group, added, "Iron Eagle is committed to providing superior construction services. Our team is dedicated to winning significant contracts and fulfilling the needs of our customers."


About Pinnacle Resources
------------------------
Pinnacle Resources, Inc. is a former international natural resources company that specialized in emerging mining and mineral development projects. Pinnacle became a publicly traded company on July 15, 1999 and is traded on the Pink Sheets under the symbol PNRR. The Company is also listed on the Frankfurt Exchange under the symbol PIN.


Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

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